Exhibit 10.2

MICHAEL O’DONNELL

TERMS OF EMPLOYMENT/

LETTER OF UNDERSTANDING AND SALARY CONTINUATION

AGREEMENT

Ruth’s Hospitality Group, Inc. (hereafter referred to as “Employer”) and Michael O’Donnell, (hereinafter referred to as “Executive”) agree upon the following terms of employment of Executive by Employer.

1. Duties. Executive shall be employed during the term of this Agreement as set forth in Section 3 in the position of Executive Chairman. Executive will advance the best interests of Employer at all times during his employment and shall at all such times faithfully, industriously and to the best of his ability, perform all duties as may be required of him by virtue of his title and position and in accordance with the job description for his title and position as established by the Employer’s Board of Directors and/or its Designee from time to time. Executive shall comply with any and all written personnel and corporate policies and employment manuals of Employer in the conduct of his duties that are applied on a consistent basis. During the Term and any renewals thereof, Executive will be nominated to the slate of proposed directors put to shareholder vote for possible election as a member of the Board of Directors of Employer.

2. Extent of Service. Executive shall devote his full time and best efforts to the performance of his duties. Executive shall not engage in any business or perform any services in any capacity that would, in the reasonable judgment of Employer, interfere with the full and proper performance by Executive of his duties. Notwithstanding the foregoing, Executive shall be permitted to continue to serve as a member of the Board of Directors of the following companies: Logan’s Roadhouse, Hickory Tavern and any others that Employer may also permit during the term of this Agreement.

3. Term. Unless sooner terminated pursuant to the terms herein, this Agreement shall remain in full force and effect for a period of one (1) year from the Effective Date of this Agreement, which is hereinafter defined as August 10, 2018, provided, however, that commencing on the first anniversary of the Effective Date and each subsequent anniversary of the Effective date, this Agreement shall automatically renew and extend for additional one (1) year term if Executive is not otherwise in default, remains in the employ of the Employer, and this Agreement is not otherwise terminated. Once the Agreement is terminated, it shall be of no further effect (with the exception of terms herein which by their terms survive the termination of this Agreement). Notwithstanding the foregoing, Employer must give Executive a minimum of 60 days’ notice prior to the expiration of any given Term of its decision not to renew, otherwise this Agreement shall renew for a successive term.

4. Compensation

a. Salary. For all duties to be performed by Executive in the capacity referenced herein, Executive shall receive an initial annual base salary of $675,000.00, which will be reduced on March 31, 2019 to $500,000.00 and paid in accordance with Employer’s normal payroll practice, subject to annual review by the Compensation Committee of the Board of Directors for any renewal term.

b. Bonus. Executive will be entitled to a discretionary bonus of up to 100% of his base salary, subject to meeting or exceeding the budget and performance targets as defined in writing by the Board of Directors on an annual basis pursuant to the Employer’s Executive Bonus Plan or Home Office Bonus Program, whichever is in effect (“Plan”) and which may be increased or decreased according to the Plan, to be paid to Executive after the issuance of the Employer’s audited financial statements relating to that year, assuming Executive is actively employed by Employer at the end of the fiscal year.

c. Equity. Pursuant to the terms and conditions of the Employer’s 2005 Long-Term Equity Incentive Plan, as amended from time to time and the 2018 Omnibus Incentive Plans(collectively the “Equity Plan”), Executive shall be granted options and/or Equity in an amount to be determined by the express terms of the Equity Plan.

d. Automobile Allowance Executive shall also receive a monthly automobile allowance of not less than $1,000.00 per month during the term of this Agreement.

5. Benefits.

a. Vacation/Leave - Executive shall be entitled to four (4) weeks of paid vacation per calendar year, with normal sick and holiday leave as defined by Employer’s written policies.

b. Benefit Plan - Executive shall be eligible to participate in the health and welfare plans provided by Employer for Executives.

c. Retirement Benefits - Executive will be eligible for all applicable retirement benefits offered by Employer, if any.

d. Summary Plan Descriptions – Where applicable, Executive should refer to the Summary Plan Descriptions he will receive for a complete detailed explanation of the benefits described in this paragraph. Executive understands that the Summary Plan Descriptions are the controlling documents as to the nature of, and entitlement to, these benefits.

e. Reimbursement of Expenses – In accordance with the Company’s expense reimbursement policies, Employer agrees to reimburse Executive for reasonable and appropriate Employer-related expenses (as determined by Employer) paid by Executive in furtherance of his duties, including, but not limited to, travel expenses, food, lodging, entertainment expenses and automobile expenses, upon submission of proper accounting records for such expenses. Employer agrees to reimburse Executive for in-transition living expenses and moving expenses pursuant to its written relocation policy, including any terms in addition thereto as may be agreed by the parties.

6. Disability or Incapacity of Executive.

If, for a period of twelve (12) months during the term of this Employment Agreement, Executive is disabled or incapacitated for mental, physical or other cause to the extent that he is unable to perform his duties as herein contemplated during said twelve (12) months, Employer shall immediately thereafter have the right to terminate this Employment Agreement upon providing ten (10) days written notice to Executive and shall be obligated to pay Executive compensation up to the effective date of said termination. The right of termination in this section in no way affects or diminishes other rights of termination as stated in this Employment Agreement, Equity or Bonus Plan.

7. Termination.

a. Notwithstanding any other provision hereof, Executive’s employment shall be terminated immediately: 1) upon his death; 2) notice after disability as defined in Section 6; 3) Executive’s discharge with or without Cause; or 4) Executive’s resignation with or without Good Reason.

b. For purposes of this Agreement, Executive’s employment shall be terminated by the death of Executive as of the date of death. In the event of the death of Executive, Company’s obligations hereunder shall automatically cease and terminate provided, however, that Company shall pay Executive’s accrued and earned but unpaid Salary, and other compensation and defined benefits from any Employer policy in effect at the time of death (if any) owed as of the date of his death to: the beneficiary or beneficiaries designated in writing by Executive to Company and delivered to Company prior to Executive’s death; or, in the absence of such designation, in accordance with Section 222.15, Florida Statutes, or if there are no such family members, then to Executive’s estate. No other monies will be due and owing to Executive, his beneficiary or beneficiaries, to any family members, or to his estate.

c. For purposes of this Agreement, “Cause” shall mean (i) Executive’s theft or embezzlement, or attempted theft or embezzlement, of money or property of Employer, his perpetuation or attempted perpetuation of fraud, or his participation in a fraud or attempted fraud, on Employer or his unauthorized appropriation of, or his attempt to misappropriate, any tangible or intangible assets or property of Employer, (ii) any act or acts of disloyalty, misconduct or moral turpitude by Executive injurious to the interest, property, operations, business or reputation of Employer or his commission of a crime which results in injury to Employer or (iii) his willful disregard of lawful directive given by the Board or a violation of an Employer employment policy injurious to the interest of the Employer. Executive may not be terminated for cause under (ii) and (iii) unless provided notice and the same has not been cured within 10 business days. Cause shall not include termination due to Death or Disability.

d. Should Employer terminate Executive’s employment for cause, as defined in Section 7.c, then, Executive is entitled to no more than his salary through the date of termination, any unused vacation days, unreimbursed expenses, car allowance, earned but unpaid bonus per Plan. All vested but not exercised option rights will be subject to repurchase by Employer according to the terms of the Equity Plan.

e. Employer reserves the right to terminate Executive’s employment without cause, as defined in Section 7.c. However, in the event that occurs, then: 1) Executive will receive the remaining cash compensation owed to the Executive through the remainder of the given Term as if he was still employed through the end of the Term;; 2) Executive will be eligible to receive eighteen (18) months continued health, welfare and retirement Benefits (as defined hereinabove), according to the same terms and conditions Executive would have been entitled to had Executive’s employment with Employer continued through the end of the respective reporting period; 3) eighteen (18) monthly payments of the automobile allowance Executive would have been entitled to had Executive’s employment with Employer continued through the end of the respective reporting period and that includes reimbursement for fuel and routine maintenance costs for one automobile; 4) unreimbursed expenses; and 5) all vesting rights of Executive’s stock options and restricted stock granted during Executive’s tenure shall continue as if the Executive was still employed notwithstanding any term of the Equity Plan to the contrary. The payment of all amounts under this Section 7.e is contingent on Executive’s compliance with Sections 8 and 9, and the signing of a customary general release in favor of the Employer. Employer and Executive intend that any amounts or benefits payable or provided under this Agreement comply with the provisions of, or exemptions from, Section 409A of the Internal Revenue Code and the treasury regulations relating thereto so as not to subject Executive to the payment of the tax, interest, and any tax penalty which may be imposed under Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with such intent.

f. Should Executive resign his employment for Good Reason, as defined below, Executive will receive severance equal to that appearing in Section 7.e (1-5). The payment of all amounts under this Section 7(f) is contingent upon Executive’s compliance with Sections 8 and 9, and the signing of a customary general release in favor of the Employer.

g. For purposes of this Agreement, “Good Reason” shall mean (i) the assignment by the Board to Executive of any material duties that are clearly inconsistent with Executive’s status, title and position as Executive Chairman; (ii) a failure by Employer to pay Executive any amounts required to be paid under this Agreement, which failure continues uncured for a period of fifteen (15) days after written notice thereof is given by Executive to the Board; (iii) relocation of Employer requiring Executive to relocate; (iv) Employer provides Executive notice 60 days before expiration of a given Term of its decision not to renew this Agreement; or (v) the Agreement is renewed through and including August 10, 2020 and Executive provides 30 days’ notice to the Employer that the Executive wishes to retire on August 10, 2020.

h. Executive understands that should Executive resign his employment without Good Reason, then Executive is entitled to no more than his salary through the date of termination (said termination date to be determined by Employer upon notice of resignation), any earned but unused vacation days, unreimbursed medical, earned by unpaid bonus per Plan. All vested but not exercised option rights will be subject to repurchase by the Employer according to the terms of the Equity Plan.

i. Any termination (voluntary or involuntary) of Executive’s employment shall also trigger Executive’s immediate resignation as a member of the Employer’s Board of Directors (and all affiliates).

j. Notwithstanding the foregoing, and in the event of a change in the composition of the Board of Directors at any time between the date that this Agreement is effective and two years thereafter whereby more than a majority of the Board members in place at the time this Agreement is effective resign or are otherwise replaced and Executive is terminated without cause by the newly comprised Board of Directors, Executive shall receive, in addition to the benefits in Section 7.e (1-5), an additional payment of fifty-percent (50%) of his annual base salary as of the date of termination.

k. Notwithstanding the foregoing, and in the event of a sale of Employer or substantially all of Employer’s assets resulting in a change in control of the Employer (as such transactions are defined in the Equity Plan) at any time during the term of this Agreement, in addition to the benefits in Section 7.e (1-5), there shall be an accelerated vesting of all equity grants notwithstanding any contrary terms of the Equity Plan.

8. Disclosure of Information. Executive agrees that he will not, during employment or any time after termination of employment hereunder, without authorization of Employer, disclose to, or make use of for himself or for any person, corporation or other entity, any files, videos, trade secrets, papers, photographs, presentations, recipes, specifications, drawings, salary structures, sources of income, business plans, minutes of meetings, contractual arrangements, or other confidential information concerning the business, clients, methods, operations, financing or services of Employer. Trade secrets and confidential information shall mean information disclosed to Executive or known by him as a consequence of his employment by Employer, and not generally known to the restaurant industry.

9. Non-Compete.

a. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with Employer and its Subsidiaries and Affiliates he shall become familiar, and during his employment with Employer he has become familiar, with Employer’s trade secrets and with other Confidential Information concerning

Employer and its predecessors and its Subsidiaries and Affiliates and that his services have been and shall be of special, unique and extraordinary value to Employer. Therefore, Executive agrees that during his employment and for a period of one year following his last day of employment (hereafter referred to as the “Non-compete Period”), Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business or enterprise identical to or similar to any such business which is engaged in by Employer, its Subsidiaries or Affiliates or any of their respective franchises, which shall include any restaurant business that derives more than 25% of its revenues from the sale of, steak and steak dishes and which has an average guest check greater than $65, escalating by five percent (5%) per year, (the “Business”), as of the date of this Agreement and which is located in the United States, which shall for purposes of illustration and not limitation include the following chains and their parent companies, subsidiaries and other affiliates: Morton’s Restaurant Group, The Palm, Smith & Wollensky, Del Frisco’s, Sullivan’s, The Capital Grille, Mastro’s and Fleming’s. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation. This restriction will not apply if Executive is employed as an officer of a business, including, but not limited to, a casino or hotel, that as an ancillary service provides fine dining as defined in this paragraph. The term “ancillary” assumes that less than fifty-percent 50% of the business revenues are derived from its dining facilities.

b. During the Non-compete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any non-hourly or management Executive of Employer or any Subsidiary or Affiliate to leave the employ of Employer or such Subsidiary or Affiliate, or in any way interfere with the relationship between Employer or any Subsidiary or Affiliate and any Executive thereof, (ii) solicit, directly or indirectly, any person who was an Executive of Employer or any Subsidiary or Affiliate at any time during the Employment Period, unless such person responded to a general solicitation or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Employer or any Subsidiary or Affiliate to cease doing business between any such customer, supplier, licensee or business relation and Employer or any Subsidiary or Affiliate (including, without limitation, making any negative, derogatory or disparaging statements or communications regarding Employer or its Subsidiaries, Affiliates, Executives or franchisees).

10. Surrender of Books and Records. Executive acknowledges that all files, lists, books, records, photographs, videotapes, slides, specifications, drawings or any other materials used or created by Executive or used or created by Employer in connection with the conduct of its business, shall at all times remain the property of Employer and that upon termination of employment hereunder, irrespective of the time, manner or cause of said termination, Executive will surrender to Employer all such files, lists, books, records, photographs, videotapes, slides, specifications, drawings or any other materials.

11. Severability. If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Letter shall, nevertheless, remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

12. Notice. All notices required to be given under the terms expressed hereunder shall be in writing, shall be effective upon receipt, and shall be delivered to the addressee in person or mailed by certified mail, returned receipt requested:

If to Employer, addressed to:

Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc.

1030 W. Canton Avenue, Suite 100

Orlando, FL 32789

Attn: General Counsel

If to Executive, addressed to:

Michael O’Donnell

at the address contained in records of the Employer as updated from time to time or such other address as a party shall have designated for notices to be given to him or it by notice given in accordance with this paragraph.

13. Governing Law and Resolution of Dispute. Executive’s terms of employment shall be governed by and construed in accordance with the laws of or applicable to the State of Florida. Any dispute, controversy or claim arising out of or relating to Executive’s terms of employment, or the breach therefore, shall be resolved by arbitration conducted in accordance with the rules then existing of the American Arbitration Association, applying the substantive law of the State of Florida. The parties further agree that any such arbitration shall be conducted in Seminole County, Florida.

Date: June 4, 2018

WITNESS:	RUTH’S HOSPITALITY GROUP, INC.

	By:	/s/ Robin Selati
	Title:	Lead Director

/s/ Michael O’Donnell
MICHAEL O’DONNELL

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